                                                                    EXHIBIT 11.1
                               IKOS SYSTEMS, INC.

                 STATEMENT OF COMPUTATION OF EARNINGS PER SHARE

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                  FISCAL YEARS ENDED          NINE MONTHS ENDED
                          ----------------------------------- -----------------
                          SEPTEMBER 26, OCTOBER 2, OCTOBER 1, JULY 2,  JULY 1,
                              1992         1993       1994      1994     1995
                          ------------- ---------- ---------- -------- --------
Income (loss) before
 extraordinary credit....    $(3,107)    $(8,750)    $  841   $    503 $  2,051
Extraordinary credit--
 forgiveness of debt.....          -           -        664        664        -
                             -------     -------     ------   -------- --------
Net income (loss)........    $(3,107)    $(8,750)    $1,505     $1,167   $2,051
                             =======     =======     ======   ======== ========
Number of shares used in
 computing per share
 amounts:
  Weighted average common
   shares outstanding....      5,379       5,415      5,455      5,445    5,541
  Common equivalent
   shares attributable to
   stock options
   (treasury stock
   method)...............          -           -        196        214      484
                             -------     -------     ------   -------- --------
Total weighted average
 common shares
 outstanding.............      5,379       5,415      5,651      5,659    6,025
                             =======     =======     ======   ======== ========
Income (loss) before
 extraordinary credit....    $ (0.58)    $ (1.62)    $ 0.15   $   0.09 $   0.34
Extraordinary credit.....          -           -       0.12       0.12        -
                             -------     -------     ------   -------- --------
Net income (loss)........    $ (0.58)    $ (1.62)    $ 0.27   $   0.21 $   0.34
                             =======     =======     ======   ======== ========
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*Fully diluted per share amounts within 3% of primary.